February 8, 2006

For Release:      Immediately
Contact: Denise D. VanBuren, (845) 471-8323

             CH Energy Group, Inc. Directors Elect New Board Member

(Poughkeepsie, NY) The Board of Directors of CH Energy Group, Inc. (NYSE: CHG) on Feb. 6, 2006, elected Manuel "Manolo" J. Iraola to the Board of Directors, effective immediately.

         "Mr. Iraola was selected by our Board following a national search conducted by an independent executive recruitment firm as part of an orderly succession process related to the upcoming retirement of an experienced director," said Chairman of the Board, President and C.E.O. Steven V. Lant. "Mr. Iraola has a strong business background and extensive experience as a senior executive of a large, publicly traded corporation. We expect him to quickly become a great asset to the governance and oversight of CH Energy Group."

         Iraola is the Chairman, President and C.E.O. of The Aloaris Group, a privately owned group that invests in and manages startup ventures. The group also provides a full range of services to companies operating or planning to operate in emerging markets. He also serves as President and C.E.O. of Homekeys, a real estate corporation and a developer, integrator and provider of web-based tools and services for real estate consumers. He had previously spent 16 years in senior executive positions with Phelps Dodge Corporation. In addition, he acquired a broad range of earlier experience while employed by ITT Corporation, KPMG Consulting and Andersen Consulting.

         Iraola also currently serves as a director of Schweitzer-Mauduit International, Inc. He holds a bachelor's degree in Industrial Engineering from the University of Puerto Rico, a Master's in Business Administration from Sacred Heart University and is a graduate of the Executive Management Program at Pennsylvania State University. He is a resident of Coral Gables, Fla.

About CH Energy Group

With nearly 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 358,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to more than 80,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area, as well as interests in a Lexington, Neb., ethanol plant and two wind power projects.
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